EXHIBIT 99.2

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                                JUMBOSPORTS INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                Years Ended January 31, 1997 and January 30, 1998



                                                           Additional
                                           Beginning     Charge to Cost                       Ending
                                            Balance        and Expense     Deductions (1)     Balance
Year ended January 31, 1997
     Allowance for doubtful accounts          --              $273               --            $273

Year ended January 30, 1998
     Allowance for doubtful accounts         $273              255              89             $439

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     (1)  Write-offs and recoveries
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